PRESS RELEASE
November 9, 2009

Century Casinos Reports Q3 2009 Earnings

Colorado Springs, Colorado, November 9, 2009 – Century Casinos, Inc. (NASDAQ Capital Market® and Vienna Stock Exchange: CNTY) announced today the financial results for the three and nine months ended September 30, 2009.

Third Quarter 2009

For the third quarter of 2009, net operating revenue from continuing operations was $13,724,000 and consolidated Adjusted EBITDA* was $2,554,000. This represents a 2% decrease in net operating revenue from continuing operations over the same quarter of last year ($13,966,000 in the third quarter of 2008) and a less than 1% decrease in consolidated Adjusted EBITDA* ($2,568,000 in the third quarter of 2008). Net operating revenue in Edmonton, Canada, as reported in U.S. dollars, was 10% lower than the same period in 2008, but only declined by 5% in the local currency (Canadian dollar). Management attributes the decline in net operating revenue in Edmonton to a slow economy and road construction in front of the casino during the summer of 2009 which adversely affected access to the casino. The road construction ended the first week of November 2009. The reported results were negatively affected by a 6% decrease in the average exchange rate between the U.S. dollar and Canadian dollar in the third quarter of 2009 compared to the third quarter of 2008. This decline was offset by improved net operating revenue at the Company’s properties in Colorado, primarily due to new gaming laws that went into effect on July 2, 2009.

Operating earnings from continuing operations were $788,000 in the third quarter of 2009 compared to operating losses from continuing operations of $8,927,000 for the third quarter of 2008, primarily due to improved operations at the Company’s Colorado properties and the impact of the goodwill write off that was recorded during the third quarter of 2008. The Company reported a loss from continuing operations of $1,179,000, or a loss of $0.05 per basic and fully diluted share, for the third quarter of 2009, compared to a loss of $15,335,000, or a loss of $0.65 per basic and fully diluted share, for the third quarter of 2008. Adjusted for the one-time write off of deferred financing charges and foreign currency transaction losses, the loss from continuing operations is $52,000*, or $0.00 per basic and fully diluted share, for the third quarter 2009.  In addition to the increase in operating earnings from continuing operations, the Company’s loss from continuing operations decreased in the third quarter of 2009 due to the Company establishing a valuation allowance on its U.S. deferred taxes of approximately $6,021,000 during the third quarter of 2008. The tax effect on net operating income or losses incurred in the U.S. will reduce or increase this valuation allowance. The Company continues to not recognize tax benefits on operating losses incurred in the U.S. As of September 30, 2009, the Company has accumulated deferred tax assets of $8.5 million which can be applied against the tax on potential future U.S. income.

Including discontinued operations, the Company reported a net loss attributable to Century Casinos, Inc. and subsidiaries of $727,000, or a loss of $0.03 per basic and fully diluted share, for the third quarter of 2009. During the third quarter of 2009, the Company wrote off deferred financing charges of approximately $945,000 relating to debt at its Central City property that was paid off in October 2009. The Company reported a net loss attributable to Century Casinos, Inc. and subsidiaries of $14,198,000, or a loss of $0.60 per basic and fully diluted share, for the third quarter of 2008. During 2008, the Company recorded goodwill impairments of $9,357,000 and a valuation allowance of approximately $6,021,000 established for U.S. deferred tax assets.

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
1/12

Nine months ended September 30, 2009

For the nine months ended September 30, 2009, net operating revenue from continuing operations was $37,607,000 and consolidated Adjusted EBITDA* was $6,216,000. This represents a 9% decrease in net operating revenue from continuing operations over the same nine months of last year ($41,369,000 for the nine months ended September 30, 2008) and a 9% decrease in consolidated Adjusted EBITDA* ($6,851,000 for the nine months ended September 30, 2008), due to declines in net operating revenue at the Company’s properties in Colorado, resulting in a decrease in its Colorado casinos’ market share in the Cripple Creek and the Central City/Black Hawk market. In addition, net operating revenue in Edmonton, Canada, as reported in U.S. dollars, was 13% lower than the same period in 2008, but only down 1% in the local currency (Canadian dollar). The reported results were negatively affected by a 15% decrease in the average exchange rate between the U.S. dollar and Canadian dollar for the nine months ended September 30, 2009, compared to the same period in 2008.

Operating earnings from continuing operations were $657,000 for the nine months ended September 30, 2009 compared to operating losses of $8,704,000 for the nine months ended September 30, 2008, primarily due to the impact of the goodwill write off that was recorded during the third quarter of 2008, partially offset by a decrease in earnings of $490,000 from the Company’s equity investment in Casinos Poland in 2009.  The Company reported a loss from continuing operations of $3,683,000, or a loss of $0.15 per basic and fully diluted share for the nine months ended September 30, 2009 and a loss of $15,984,000, or a loss of $0.69 per basic and fully diluted share, for the same period in 2008. Adjusted for the one-time write off of deferred financing charges and foreign currency transaction losses, the loss from continuing operations is $2,275,000* or a loss of $0.10 per basic and fully diluted share, for the nine months ended September 30, 2009. In addition to the increase in operating earnings from continuing operations, the Company’s loss from continuing operations decreased due to the Company establishing a valuation allowance on its U.S. deferred taxes of approximately $6,021,000 during the third quarter of 2008, partially offset by losses realized on the exchange of foreign currency that reduced earnings by approximately $462,000 in 2009, primarily due to the transfer of currency between Mauritius and the U.S. The tax effect on net operating income or losses incurred in the U.S. will reduce or increase this valuation allowance. The Company continues to not recognize tax benefits on operating losses incurred in the U.S. As of September 30, 2009, the Company has accumulated deferred tax assets of $8.5 million which can be applied against the tax on potential future U.S. income.

Including discontinued operations, the Company reported net earnings attributable to Century Casinos, Inc. and subsidiaries of $18,521,000, or $0.79 per basic and fully diluted share, for the nine months ended September 30, 2009. During the nine months ended September 30, 2009, the Company reported a gain of $20,277,000, or $0.86 per basic and fully diluted share, on the disposition of Century Casinos Africa (“CCA”) and a gain of $915,000, or $0.04 per basic and fully diluted share, on the previously reported disposition of the Century Casino Millennium. The Company reported a net loss attributable to Century Casinos, Inc. and subsidiaries of $12,822,000, or a loss of $0.55 per basic and fully diluted share, for the first nine months of 2008. During 2008, the Company recorded goodwill impairments of $9,357,000, or $0.40 per basic and fully diluted share, and a valuation allowance of approximately $6,021,000, or $0.26 per basic and fully diluted share, established for U.S. deferred tax assets.

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
2/12

Update on Sale of CCA

On December 19, 2008, the Company, through a subsidiary, entered into an agreement to sell all of the outstanding shares of CCA for a gross selling price of ZAR 460.0 million ($59.4 million) less the balance of third party South African debt and other agreed to amounts. Net proceeds of ZAR 253.5 million ($32.8 million) were paid to the Company at closing on June 30, 2009. CCA owned the Caledon Hotel, Spa & Casino and 60% of the Century Casino & Hotel in Newcastle, Africa. On September 29, 2009, the Company received an additional ZAR 17.3 million ($2.3 million) that was previously held in retention and an additional ZAR 3.2 million ($0.4 million) for the increase in the net asset value of CCA between December 31, 2008 and June 30, 2009.

Final transaction approval by the KwaZulu-Natal Gambling Board was received on October 7, 2009.  On October 14, 2009, the Company received the final outstanding payment of ZAR 98.8 million ($13.4 million). An additional gain of ZAR 12.2 million (approximately $1.6 million) will be recorded in October 2009.

Net operating revenue from discontinued operations was $11,248,000 for the nine months ended September 30, 2009 compared to $23,018,000 for the nine months ended September 30, 2008. Earnings from discontinued operations were $23,140,000 and $3,473,000 for the nine months ended September 30, 2009 and 2008, respectively.  During the nine months ended September 30, 2009, the Company recorded gains of $20,277,000 and $915,000 on the sales of CCA and the Century Casino Millennium, respectively.

Property Results (Continuing Operations)

Century Casino & Hotel (Edmonton, Alberta, Canada) – Net operating revenue at the Century Casino & Hotel in Edmonton decreased by 10% to $5,090,000 for the third quarter of 2009 compared to $5,656,000 for the third quarter of 2008, primarily due to a decline in gaming revenue and a 5.5% decline in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, net operating revenue decreased by 5% to CAD 5,594,000 for the third quarter of 2009 compared to CAD 5,889,000 for the third quarter of 2008. This decrease is the result of a decrease of 17% in table revenue and 3.1% decrease in slot revenue. Management believes that revenue at the Edmonton casino was negatively impacted by a slow economy and that road construction in front of the casino during the summer of 2009 adversely affected access to the casino. The construction ended in the first week of November 2009. Adjusted EBITDA* was $1,776,000 for the third quarter of 2009, a decrease of 13% from $2,037,000 for the third quarter of 2008, which management attributes to the same factors above. In Canadian dollars, Adjusted EBITDA* decreased by 8%, from CAD 2,127,000 for the three months ended September 30, 2008 to CAD 1,953,000 for the three months ended September 30, 2009.

Net operating revenue at the Century Casino & Hotel in Edmonton decreased by 13% to $14,729,000 for the nine months ended September 30, 2009 compared to $17,008,000 for the nine months ended September 30, 2008, due to a 15% decline in the average exchange rate between the U.S. dollar and the Canadian dollar and the road construction. In Canadian dollars, net operating revenue decreased by 1% to CAD 17,215,000 for the first nine months of 2009 compared to CAD 17,319,000 for the first nine months of 2008. Adjusted EBITDA* was $5,105,000 for the first nine months of 2009, a decrease of 18% from $6,213,000 for the first nine months of 2008, which management attributes to the decline in the average exchange rate between the U.S. dollar and the Canadian dollar. In Canadian dollars, Adjusted EBITDA* decreased by 6%, from CAD 6,331,000 for the first nine months of 2008 to CAD 5,979,000 for the first nine months of 2009.

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
3/12

Womacks Casino (Cripple Creek, Colorado, USA) – Net operating revenue at Womacks Casino in Cripple Creek, Colorado increased 5% to $3,246,000 for the third quarter of 2009 from $3,086,000 for the third quarter of 2008. This is primarily attributable to an increase in gaming revenue resulting from a change in Colorado gaming laws. On July 2, 2009, gaming establishments in Colorado were permitted to raise the maximum betting limit to $100, be open for 24 hours and have roulette and craps tables.  The Company implemented these changes at its Colorado casinos. The Cripple Creek gaming market as a whole increased by 2% during the third quarter of 2009.  Womacks’ Adjusted EBITDA* for the third quarter of 2009 was $768,000 compared to $616,000 in the third quarter of 2008, an increase of 25%. The increase in Adjusted EBITDA* is primarily due to the increase in revenue and a decrease in general and administrative expenses, partially offset by an increase in gaming expenses resulting from  additional staffing and gaming taxes.

Net operating revenue at Womacks decreased 6% to $8,259,000 for the first nine months of 2009 from $8,827,000 for the first nine months of 2008. This is mostly attributable to an 8% decrease in overall market share. Our share of the slot machines in the Cripple Creek market declined 12%. The Cripple Creek gaming market as a whole has remained flat, reflecting a down market for the first six months of 2009, partially offset by an improved market as of July 2009 resulting from the new gaming laws.  The Company is reviewing strategies to improve revenue at Womacks. Womacks’ Adjusted EBITDA* for the first nine months of 2009 was $1,613,000 compared to $1,329,000 for the first nine months of 2008, an increase of 21%. The increase in Adjusted EBITDA* is primarily due to improved revenue resulting from the new gaming laws and cost cutting measures at the casino.

Century Casino and Hotel (Central City, Colorado, USA) – Net operating revenue at the Century Casino and Hotel in Central City increased 3% to $4,791,000 for the third quarter of 2009 compared to $4,655,000 for the third quarter of 2008, primarily due to an increase in gaming revenue which management attributes to the new gaming laws. The combined Central City/Black Hawk gaming market as a whole increased 10%. Our share of the Central City gaming revenue decreased from 28.6% for the three months ended September 30, 2008 to 27.5% for the three months ended September 30, 2009. Adjusted EBITDA* for the Century Casino & Hotel in Central City for the third quarter of 2009 decreased to $1,176,000 compared to $1,184,000 in the third quarter of 2008, a 1% decrease. The decrease is primarily due to an increase in gaming expenses due to the cost of new hires and various start up expenses associated with the new games and extended hours that were introduced as of July 2, 2009.

Net operating revenue at the Century Casino and Hotel in Central City decreased 4% to $13,132,000 for the first nine months of 2009 compared to $13,679,000 reported for the first nine months of 2008. The Central City/Black Hawk gaming market as a whole remained flat.  Adjusted EBITDA* for the Century Casino & Hotel in Central City decreased slightly to $3,219,000 for the first nine months of 2009 compared to $3,235,000 for the first nine months of 2008. Management believes that cost cutting measures at the casino have offset the decline in gaming revenue at the casino.

Cruise Ships – The Company’s ship-based casinos contributed net operating revenue of $597,000 and Adjusted EBITDA* of $156,000 for the third quarter of 2009 compared to net operating revenue of $569,000 and Adjusted EBITDA* of $79,000 for the third quarter of 2008. The ship-based casinos contributed net operating revenue of $1,487,000 and Adjusted EBITDA* of $266,000 for the first nine months of 2009 compared to net operating revenue of $1,852,000 and Adjusted EBITDA* of $331,000 during the first nine months of 2008. Management believes that the cruise ships have significantly reduced their ticket prices in an effort to attract more passengers. Management believes that this has resulted in consumers with less discretionary income traveling on the ships, indirectly leading to less play at the Company’s casinos.

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.
4/12

Corporate – Corporate operations reported negative Adjusted EBITDA* of $1,322,000 for the third quarter of 2009 compared to negative Adjusted EBITDA* of $1,348,000 for the third quarter of 2008. The slightly lower negative Adjusted EBITDA* is primarily due to a decrease in general and administrative expenses of $212,000 resulting from a decrease in payroll expenses and travel expenses, offset by a decrease in earnings recorded from the Company’s equity investment in Casinos Poland of $185,000. The Company’s earnings from Casinos Poland decreased due to a decrease in gaming revenue and a decline in the average exchange rate between the U.S. dollar and the Polish zloty of 33% for the three months ended September 30, 2009 compared to the three months ended September 30, 2008. The Company’s earnings in Casinos Poland decreased by 76% from PLN 427,000 in the third quarter of 2008 to PLN 103,000 in the third quarter of 2009.

Corporate operations reported negative Adjusted EBITDA* of $3,987,000 for the first nine months of 2009 compared to negative Adjusted EBITDA* of $4,257,000 for the first nine months of 2008. The lower negative Adjusted EBITDA* is primarily due to a decrease in general and administrative expenses of $754,000 resulting from a decrease in payroll expenses, travel expenses and professional fees. These decreases were offset by a decline in earnings recorded from the Company’s equity investment in Casinos Poland of $490,000. The Company’s earnings from Casinos Poland decreased due to a lower hold percentage on both slot and table games during the first quarter of 2009 and a decline in the average exchange rate between the U.S. dollar and the Polish zloty of 43% for the nine months ended September 30, 2009 compared to the nine months ended September 30, 2008. The Company’s earnings in Casinos Poland decreased by 45% from PLN 1,627,000 for the first nine months of 2008 to PLN 887,000 for the first nine months of 2009.

The Company will post a copy of the Form 10-Q filed with the SEC for the third quarter of 2009 on its web site at www.cnty.com/corporate/investor/sec-filings/ on Monday, November 9, 2009.

On Monday, November 9, 2009, Century Casinos will host its Q3 2009 Earnings Conference Call, at 10:30 am MST; 6:30 pm CET, respectively. US domestic participants please dial +1-800-895-0198; all other international participants please use +1-785-424-1053 to dial in. Participants may also listen to the call live or obtain a recording of the call on our website at www.cnty.com/corporate/investor/financial-results/.

(continued)

* See discussion and reconciliation of Non-GAAP financial measures in Supplemental Information below.

5/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Condensed Consolidated Statements of Earnings (Unaudited)
(Amounts in thousands, except for share information)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Operating revenue:
Gaming	$12,804	$13,122	$35,414	$39,108
Hotel, food and beverage	2,279	2,396	6,215	6,594
Other	523	511	1,395	1,469
Gross revenue	15,606	16,029	43,024	47,171
Less promotional allowances	1,882	2,063	5,417	5,802
Net operating revenue	13,724	13,966	37,607	41,369

Operating costs and expenses:
Gaming	5,196	5,284	14,254	15,781
Hotel, food and beverage	1,807	1,918	5,006	5,278
General and administrative	4,440	4,793	13,318	15,299
Impairments and other write-offs	-	9,357	-	9,357
Depreciation	1,526	1,759	4,648	5,124
Total operating costs and expenses	12,969	23,111	37,226	50,839
Earnings from unconsolidated subsidiary	33	218	276	766
Operating earnings (loss) from continuing operations	788	(8,927)	657	(8,704)

Non-operating income (expense):
Interest income	33	4	43	26
Interest expense	(1,618)	(879)	(3,433)	(3,087)
(Losses) gains on foreign currency transactions and other	(182)	(70)	(431)	31
Non-operating (expense), net	(1,767)	(945)	(3,821)	(3,030)
Loss from continuing operations before income taxes	(979)	(9,872)	(3,164)	(11,734)
Income tax provision	200	5,463	519	4,250
Loss from continuing operations	(1,179)	(15,335)	(3,683)	(15,984)

Discontinued operations:
Earnings from discontinued operations	(38)	1,515	2,674	4,229
Gain on disposition of Century Casino Millennium	-	-	915	-
Gain on disposition of Century Casinos Africa	429	-	20,277	-
Provision for income taxes	(70)	247	726	756
Earnings from discontinued operations	461	1,268	23,140	3,473

Net (loss) earnings	(718)	(14,067)	19,457	(12,511)
Less: Net earnings attributable to the noncontrolling interests (continuing operations)	(5)	119	(42)	123
Less: Net earnings attributable to the noncontrolling interests (discontinued operations)	14	12	978	188
Net (loss) earnings attributable to Century Casinos, Inc. and subsidiaries	$(727)	$(14,198)	$18,521	$(12,822)

6/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Earnings per Share

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Basic (loss) earnings per share:
Loss from continuing operations	$(0.05)	$(0.65)	$(0.15)	$(0.69)
Earnings from discontinued operations	0.02	0.05	0.94	0.14
Net (loss) earnings	$(0.03)	$(0.60)	$0.79	$(0.55)

Diluted (loss) earnings per share:
Loss from continuing operations	$(0.05)	$(0.65)	$(0.15)	$(0.69)
Earnings from discontinued operations	0.02	0.05	0.94	0.14
Net (loss) earnings	$(0.03)	$(0.60)	$0.79	$(0.55)

Weighted Average Shares Outstanding:
Basic	23,622,974	23,522,763	23,557,398	23,432,279
Diluted	23,622,974	23,522,763	23,557,398	23,432,279

Amounts attributable to Century Casinos, Inc. and subsidiaries common shareholders:
Loss from continuing operations	$(1,174)	$(15,454)	$(3,641)	$(16,107)
Earnings from discontinued operations	447	1,256	22,162	3,285
Net (loss) earnings	$(727)	$(14,198)	$18,521	$(12,822)

Century Casinos, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Amounts in thousands)

	September 30, 2009	December 31, 2008
Assets
Current Assets, excluding assets held for sale	$45,521	$9,707
Assets held for sale (all current)	-	35,983
Other Assets	105,091	104,316
Total Assets	$150,612	$150,006

Liabilities and Shareholders’ Equity
Current Liabilities, excluding liabilities related to assets held for sale	$19,329	$17,521
Liabilities related to assets held for sale (all current)	-	10,770
Non-Current Liabilities	15,897	29,231
Shareholders’ Equity	115,386	92,484
Total Liabilities and Shareholders’ Equity	$150,612	$150,006

7/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Net Operating Revenue by Property (Unaudited)
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Century Casino & Hotel, Edmonton	$5,090	$5,656	$14,729	$17,008
Womacks Casino & Hotel (Cripple Creek)	3,246	3,086	8,259	8,827
Century Casino & Hotel, Central City	4,791	4,655	13,132	13,679
Cruise Ships	597	569	1,487	1,852
Corporate	-	-	-	3
Consolidated net operating revenue	$13,724	$13,966	$37,607	$41,369

Century Casinos, Inc.
Adjusted Net Loss (Unaudited)
(Amounts in thousands)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Loss from Continuing Operations	$(1,179)	$(15,335)	$(3,683)	$(15,984)
Impairments and other write-offs	-	9,357	2	9,357
Tax valuation allowance	-	6,021	-	6,021
Write-off of deferred financing charges	945	-	945	-
Foreign currency losses (gains)	182	70	461	(31)
Adjusted Net (Loss) Earnings	$(52)	$113	$(2,275)	$(637)

The Company defines Adjusted EBITDA margin as Adjusted EBITDA (see below) divided by net operating revenue. Management uses this margin as one of several measures to evaluate the efficiency of the Company’s casino operations.

Century Casinos, Inc.
Adjusted EBITDA Margins by Property (Unaudited)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2009	2008	2009	2008
Century Casino & Hotel, Edmonton	35%	36%	35%	37%
Womacks Casino & Hotel (Cripple Creek)	24%	20%	20%	15%
Century Casino & Hotel, Central City	25%	25%	25%	24%
Cruise Ships	26%	14%	18%	18%
Corporate	-	-	-	-
Consolidated Adjusted EBITDA Margin**	19%	18%	17%	17%

8/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

The Company defines Adjusted EBITDA as earnings from continuing operations before interest, income taxes, depreciation, amortization, pre-opening expenses, non-cash stock based compensation charges, asset impairment costs, gains (losses) on disposition of fixed assets, discontinued operations, realized foreign currency gains (losses) and certain other one-time items. Intercompany transactions consisting primarily of management fees and interest, along with their related tax effects, are excluded from the presentation of net earnings and Adjusted EBITDA reported for each property. These adjustments have no effect on the consolidated results. Adjusted EBITDA is not considered a measure of performance recognized under accounting principles generally accepted in the United States of America. Management believes that Adjusted EBITDA is a valuable measure of the relative performance among its operating segments. The gaming industry commonly uses Adjusted EBITDA as a method of arriving at the economic value of a casino operation. Management uses Adjusted EBITDA to compare the relative operating performance of separate operating units by eliminating the above mentioned items associated with the varying levels of capital expenditures for infrastructure required to generate revenue, and the often high cost of acquiring existing operations. EBITDA (Earnings before interest, taxes, depreciation and amortization) is used by the Company’s lending institution to gauge operating performance. The Company’s computation of Adjusted EBITDA may be different from, and therefore may not be comparable to, similar measures used by other companies. Please see the reconciliation of Adjusted EBITDA to earnings from continuing operations on the prior pages. Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definition based on historic activity.

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings from Continuing Operations by Property (Unaudited)
For the Three Months Ended September 30, 2009
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$819	$283	$(527)	$62	$(1,816)	$(1,179)
Interest income	(2)	-	-	-	(31)	(33)
Interest expense	293	5	1,316	-	4	1,618
Income taxes	314	173	(335)	3	45	200
Depreciation	340	307	721	91	67	1,526
Stock compensation	-	-	-	-	239	239
Foreign currency losses (gains)	12	-	-	-	170	182
Impairments and other write-offs	-	-	-	-	-	-
Loss on disposition of fixed assets	-	-	1	-	-	1
Adjusted EBITDA*	$1,776	$768	$1,176	$156	$(1,322)	$2,554

9/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings from Continuing Operations by Property (Unaudited)
For the Three Months Ended September 30, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$980	$(7,151)	$(2,164)	$(3)	$(6,997)	$(15,335)
Interest income	(2)	-	-	-	(2)	(4)
Interest expense	348	(21)	502	-	50	879
Income taxes	440	51	(38)	-	5,010	5,463
Depreciation	363	494	758	65	79	1,759
Stock compensation	-	-	-	-	349	349
Foreign currency losses	(92)	-	-	-	162	70
Impairments and other write-offs	-	7,233	2,124	-	-	9,357
Loss on disposition of fixed assets	-	10	2	17	1	30
Adjusted EBITDA*	$2,037	$616	$1,184	$79	$(1,348)	$2,568

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings from Continuing Operations by Property (Unaudited)
For the Nine Months Ended September 30, 2009
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$2,353	$263	$(829)	$45	$(5,515)	$(3,683)
Interest income	(4)	-	(1)	-	(38)	(43)
Interest expense	823	143	2,368	-	99	3,433
Income taxes	916	161	(545)	1	(14)	519
Depreciation	959	1,046	2,223	220	200	4,648
Stock compensation	-	-	-	-	863	863
Foreign currency losses	58	-	-	-	403	461
Impairments and other write-offs	-	-	-	-	2	2
Loss on disposition of fixed assets	-	-	3	-	13	16
Adjusted EBITDA*	$5,105	$1,613	$3,219	$266	$(3,987)	$6,216

10/12

CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

Century Casinos, Inc.
Reconciliation of Adjusted EBITDA to Earnings from Continuing Operations by Property (Unaudited)
For the Nine Months Ended September 30, 2008
(Amounts in thousands)
	Edmonton	Cripple Creek	Central City	Cruise Ships	Corporate	Total

Earnings from continuing operations	$2,939	$(7,208)	$(2,554)	$116	$(9,277)	$(15,984)
Interest income	(17)	-	-	-	(9)	(26)
Interest expense	1,059	(69)	1,695	-	402	3,087
Income taxes	1,258	17	(299)	3	3,271	4,250
Depreciation	1,080	1,355	2,267	191	231	5,124
Stock compensation	-	-	-	-	1,045	1,045
Foreign currency (gains) losses	(106)	1	-	-	74	(31)
Impairments and other write-offs	-	7,233	2,124	-	-	9,357
Loss on disposition of fixed assets	-	-	2	21	6	29
Adjusted EBITDA*	$6,213	$1,329	$3,235	$331	$(4,257)	$6,851

Century Resorts Alberta
Reconciliation of Adjusted EBITDA to Net Earnings (Unaudited) in Canadian Dollars
(Amounts in thousands)
	For the three months ended September 30, 2009	For the three months ended September 30, 2008	For the nine months ended September 30, 2009	For the nine months ended September 30, 2008

Net earnings	CAD 911	CAD 958	CAD 2,831	CAD 2,894
Interest income	(2)	(2)	(5)	(17)
Interest expense	323	362	960	1,078
Income taxes	346	431	1,074	1,281
Depreciation	374	378	1,119	1,100
Foreign currency (gains)	1	-	-	(5)
Adjusted EBITDA*	CAD 1,953	CAD 2,127	CAD 5,979	CAD 6,331

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CENTURY CASINOS, INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION

About Century Casinos, Inc.:
Century Casinos, Inc. is an international casino entertainment company that owns and operates the Womacks Casino & Hotel in Cripple Creek, Colorado, the Century Casino & Hotel in Central City, Colorado, and the Century Casino & Hotel in Edmonton, Canada. The Company also operates casinos aboard five luxury cruise vessels (Silver Cloud, Regatta, Insignia, Nautica, Mein Schiff). Through its Austrian subsidiary, Century Casinos Europe GmbH, the Company holds a 33.3% ownership interest in Casinos Poland Ltd., the owner and operator of seven full casinos and one slot casino in Poland. Century Casinos, Inc. continues to pursue other international projects in various stages of development.

For more information about Century Casinos, visit our website at www.centurycasinos.com. Century Casinos’ common stock trades on The NASDAQ Capital Market® and the Vienna Stock Exchange under the symbol CNTY.

This release may contain “forward-looking statements“ within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and assumptions of the management of Century Casinos based on information currently available to management. Such forward-looking statements include, but are not limited to, statements regarding the proceeds from our sale of Century Casinos Africa, progress at and plans for our casinos and the impact of economic downturn. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, among others, the risks described in the sections entitled “Risk Factors” under Item 1A in our Annual Report on Form 10-K filed on March 16, 2009. Century Casinos disclaims any obligation to revise or update any forward-looking statement that may be made from time to time by it or on its behalf.

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